                                           Filed Pursuant to Rule 424(b)(2)
                                           Registration No.  333-17309

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 11, 1996

                           UNION CARBIDE CORPORATION

                               U.S. $500,000,000

                               MEDIUM-TERM NOTES
                    Due 9 Months or More from Date of Issue
                               ------------------

Union Carbide Corporation (the "Company") may offer from time to time its Medium-Term Notes (the "Notes") at an aggregate offering price not to exceed U.S.$500,000,000 or equivalent in the case of Foreign Currency Notes (as defined under "Description of Notes -- General"), subject to reduction as a result of the sale of other Securities (as defined in the accompanying Prospectus). See "Description of Notes".

Each Note will mature 9 months or more from its date of original issuance ("Issue Date"). A Note may be subject to redemption at the option of the Company, at the option of the registered holder (the "Holder") thereof, pursuant to sinking fund or analogous provisions or upon the occurrence of certain events, in each case as indicated in the applicable Pricing Supplement hereto. Unless otherwise indicated in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in fully registered form in denominations of $1,000 and multiples thereof or, in the case of Foreign Currency Notes, in such denominations equivalent to $1,000 and multiples thereof as shall be set forth in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the currency in which such Note is denominated. Foreign Currency Notes may involve certain investment risks. See "Special Provisions Relating to Foreign Currency Notes".

The interest rate or interest rate formula, if any, currency or currency unit, issue price, stated maturity, interest payment dates and redemption, purchase and other provisions, if any, for each Note will be established by the Company at the date of issuance of such Note and will be indicated in a Pricing Supplement. Each interest-bearing Note will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by any Spread or Spread Multiplier and which, unless otherwise indicated in the applicable Pricing Supplement, will be the Commercial Paper Rate, the Prime Rate, the CD Rate, the Federal Funds Rate, LIBOR or the Treasury Rate (as each such term is defined under "Description of the Notes"). Interest rates, interest rate formulas, and other terms are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

All Notes having identical terms will be issued in the form of a permanent global security (a "Global Note"), registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary, unless otherwise specified in the applicable Pricing Supplement. Beneficial interests in such Global Notes (referred to herein as "Book-Entry Notes") will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary and its participants. Except as described under "Description of Notes -- Book-Entry Notes", owners of Book-Entry Notes will not be entitled to receive delivery of Notes in certificated form ("Certificated Notes") and will not be considered the Holders thereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      PRICE TO        DISTRIBUTORS'         PROCEEDS TO
                                                     PUBLIC (1)      COMMISSIONS (2)       COMPANY (2)(3)
                                                    -------------    ---------------     ------------------
Per Note.........................................       100%          .125% - .750%      99.875% - 99.250%
Total(4).........................................   $500,000,000        $625,000-          $499,375,000-
                                                                       $3,750,000           $496,250,000

(1) Unless otherwise indicated in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.

(2) The Company will pay a commission (or grant a discount) to Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation (the "Distributors"), of .125% to .750% of the principal amount of any Note, depending on its stated maturity, sold through any such Distributor, acting as agent (or sold to such Distributor as principal in circumstances in which no other discount is agreed), provided that commissions for Notes having a stated maturity of 30 years or more from their dates of issue will be negotiated.

(3) Before deducting other expenses payable by the Company estimated at $450,000.

(4) Or the equivalent thereof in other currencies or currency units.

The Notes may be offered on a continuing basis by the Company through the Distributors, each of which has agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Distributor on its own behalf at negotiated discounts for resale to investors. The Company has reserved the right to sell Notes directly or indirectly to investors on its own behalf. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Distributor may reject any offer to purchase Notes, in whole or in part. Unless otherwise indicated in the applicable Pricing Supplement, Notes will be delivered as Book-Entry Notes only through the facilities of the Depositary against payment therefor in immediately available funds. The Notes will not be listed on any securities exchange, unless otherwise indicated in the applicable Pricing Supplement, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution of Notes".

CREDIT SUISSE FIRST BOSTON
                             MORGAN STANLEY & CO.
                                INCORPORATED
                                                    DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

          The date of this Prospectus Supplement is January 22, 1997.

     IN CONNECTION WITH THIS OFFERING, THE DISTRIBUTORS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              DESCRIPTION OF NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of the Securities set forth under the heading "Description of Securities" in the Prospectus, to which description reference is hereby made. See "Glossary" for definitions of certain terms used in this Prospectus Supplement.

GENERAL

     The Notes offered hereby will be issued under the indenture dated as of June 1, 1995, as amended from time to time (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). Unless otherwise indicated in the applicable Pricing Supplement, all Notes will constitute a single series for purposes of the Indenture. The Notes are limited to an aggregate offering price not to exceed U.S. $500,000,000 or, if any Notes are to be denominated in one or more currencies or currency units other than U.S. dollars ("Foreign Currency Notes"), equivalent to U.S.$500,000,000. The amount of Notes offered hereby may be reduced by an amount equal to the aggregate initial offering price of any other Securities (as defined in the accompanying Prospectus) sold by the Company (including any other series of medium-term notes). For a description of the rights attaching to different series of Securities under the Indenture, see "Description of Securities" in the Prospectus.

     Each Note will state that it matures on a day 9 months or more from its Issue Date (its "Stated Maturity"), as selected by the initial purchaser and agreed to by the Company.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issuable only in fully registered form in denominations of U.S. $1,000 and integral multiples thereof, or, in the case of Foreign Currency Notes, in such minimum denomination equivalent to U.S.$1,000 and multiples thereof as shall be set forth in the applicable Pricing Supplement.

     All Notes having identical terms will be represented by a permanent Global Note, registered in the name of the Depositary, unless otherwise indicated in the applicable Pricing Supplement. See "Description of Notes--Book-Entry Notes" below.

     The Notes may be issued as "Original Issue Discount Notes". An Original Issue Discount Note is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the Stated Maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States Federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of the Stated Maturity of such Note. See "Certain United States Federal Income Tax Considerations--United States Holders--Original Issue Discount" below.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the Notes will be made in U.S. dollars. Additional information pertaining to Foreign Currency Notes and other matters relevant to the Holders thereof will be described in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes" below.

     The Notes may be issued with the amounts of principal thereof or premium or interest payable thereon determined by reference to the value, rate or price of one or more specified indices ("Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional tax considerations will be described in the applicable Pricing Supplement.

     The total amount of any principal, premium, if any, and/or interest due on all Book-Entry Notes on any day will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary, in accordance with existing arrangements between the Trustee and the Depositary. The Depositary will allocate such payments to each such Book-Entry Note and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Note to exercise certain rights of Holders of Notes. See "Description of Notes -- Book-entry Notes" below.

     Unless otherwise indicated in an applicable Pricing Supplement, payments of principal of and any premium and interest on any Certificated Note will be made in immediately available funds at the office of the Paying Agent and Transfer Agent, The Chase Manhattan Bank in New York, New York, except that, at the option of the Company, payment of interest on any such Note (other than interest payable at Maturity) may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (which, in the case of Book-Entry Notes, will be a nominee of the Depositary). Holders must surrender Certificated Notes to the Trustee to collect payments due at Maturity.

     Certificated Notes may be presented for registration of transfer or exchange at the office of the Transfer Agent. With respect to transfers of Book-Entry Notes and exchanges of permanent Global Notes representing Book-Entry Notes, see "Description of Notes--Book-Entry Notes" below.

     Interest rates, interest rate bases and formulas and various other variable terms of the Notes described herein are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any mandatory redemption fund. The Notes will be redeemable at the option of the Company prior to their Stated Maturity only if agreed to by the Company and the purchasers thereof at the time of sale and if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or in part in increments of U.S. $1,000 or equivalent in the case of Foreign Currency Notes or multiple thereof at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 20 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the "Initial Redemption Percentage" specified in the applicable Pricing Supplement (as adjusted by the "Annual Redemption Percentage Reduction" so specified, if applicable) multiplied by the unpaid principal amount (or, in the case of any Original Issue Discount Security, the portion thereof which would then be due upon acceleration) to be redeemed. Unless otherwise specified in the applicable Pricing Supplement, the Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount (or, in the case of any Original Issue Discount Security, the portion thereof which would then be due upon acceleration) to be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to their Stated Maturity only if agreed to by the Company and the purchasers thereof at the time of sale and if one or more "Optional Repayment Dates" are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or in part in increments of U.S. $1,000 or equivalent in the case of Foreign Currency Notes or multiple thereof, at a repayment price equal to 100% of the unpaid principal amount (or, in the case of an Original Issue Discount Note, the portion thereof which would then be due upon acceleration) to be repaid, together with any unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee not more than 60 nor less than 20 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

     Only the Depositary may exercise the repayment option in respect of Book-Entry Notes. Accordingly, beneficial owners that desire to have all or any portion of their Book-Entry Notes repaid must direct the participant through which they own their interest to direct the Depositary to exercise the repayment option on their behalf. In order to ensure that such exercise is received by the Trustee on a particular day, a beneficial owner must so direct the participant through which it owns its interest before such participant's deadline for accepting instructions in respect of that day. Different participants may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from beneficial owners relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner must cause the participant through which it owns its interest to transfer its interest in the Global Note representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "Description of Notes -- Book-Entry Notes" below.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

     All questions as to the acceptance of any Note for repayment will be determined by the Company.

INTEREST

     On each "Interest Payment Date" specified in the applicable Pricing Supplement, and at Maturity, each interest-bearing Note will pay interest from and including the later of its "Interest Accrual Date" (which will be its Issue Date unless otherwise specified in the applicable Pricing Supplement) or the most recent Interest Payment Date with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for to but excluding the relevant Interest Payment Date, at the fixed rate per annum or at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable generally to the person (which, in the case of Book-Entry Notes, shall be the Depositary) in whose name a Note (or any predecessor Note) is registered at the close of business on the Record Date (as hereinafter defined) next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person (which, in the case of Book-Entry Notes, shall be the Depositary) to whom principal shall be payable. Unless otherwise indicated in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the Issue Date of such Note to the Holder on the Record Date immediately preceding such second Interest Payment Date. With respect to payments of interest on Book-Entry Notes, see "Description of Notes--Book-Entry Notes" below. Unless otherwise indicated in the applicable Pricing Supplement, the "Record Date" for any Interest Payment Date will be the close of business on the fifteenth calendar day preceeding such Interest Payment Date.

FIXED RATE NOTES

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note and will indicate the Interest Payment Dates and the Record Dates with respect to such Note; in the absence of such designation the Interest Payment Dates will be January 1 and July 1 of each year and at Maturity. Interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant Interest Payment Date, and interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, or interest will be made on the next succeeding Business Day and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

     The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate formula for such Floating Rate Note, determined by reference to one or more of the following (as hereinafter defined): (a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note", (b) the Prime Rate, in which case such Note will be a "Prime Rate Note",
(c) the CD Rate, in which case such Note will be a "CD Rate Note", (d) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note",
(e) LIBOR, in which case such Note will be a "LIBOR Note", (f) the Treasury Rate, in which case such Note will be a "Treasury Rate Note" or (g) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Payment Dates, Record Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates with respect to such Note. See "Glossary" below for definitions of certain terms used in this Prospectus Supplement.

     The rate of interest on a Floating Rate Note in effect on any day will be
(a) if such day is an Interest Reset Date (as hereinafter defined) with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date (as hereinafter defined) pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that the interest rate in effect from the Interest Accrual Date of a Floating Rate Note (or that of a predecessor Note) to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the "Initial Interest Rate" (as set forth in the applicable Pricing Supplement).

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date") as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be: in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Reset Date shall be the next succeeding Business Day with respect to such Note, except that, if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Rate Interest Determination Date"), a Prime Rate Note (the "Prime Rate Interest Determination Date"), a CD Rate Note (the "CD Rate Interest Determination Date") or a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Rate Interest Determination Date") will be the day on which Treasury bills are auctioned for the week in which such Interest Reset Date falls, or if no auction is held for such week, the Monday of such week (or if Monday is a legal holiday, the next succeeding Business Day) and the Interest Reset Date will be the Business Day immediately following such Treasury Rate Interest
Determination Date. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If an auction for such week is held on Monday or the preceding Friday, such Monday or preceding Friday shall be the Treasury Rate Interest Determination Date for such week, and the Interest Reset Date for such week shall be the Tuesday of such week (or, if such Tuesday is not a Business Day, the next succeeding Business Day). If the auction for such week is held on any day of such week other than Monday, then such day shall be the Treasury Rate Interest Determination Date and the Interest Reset Date for such week shall be the next succeeding Business Day.

     To the extent indicated in the applicable Pricing Supplement, a Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis on loans exceeding $250,000 (16% on loans less than $250,000). The limit does not apply to loans of $2,500,000 or more.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the Interest Payment Dates will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as indicated in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement, and in each case, at Maturity. If, pursuant to the preceding sentence, an Interest Payment Date (other than at Maturity) with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date (other than at Maturity) shall be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest accrued is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the Note and the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360, or, in the case of Treasury Rate Notes, by the actual number of days in the year.

     Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation of accrued interest on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 7.876545% (or .07876545) being rounded to 7.87655% or (.0787655) and 7.876544%
(or .07876544) being rounded to 7.87654% (or .0787654)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent in the case of dollars or the nearest unit, in the case of Foreign Currency Notes (with one-half cent or five one-thousandths of a unit being rounded upwards).

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), and pay interest on the dates, specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Rate Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Commercial Paper Rate Interest Determination Date shall be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent and approved by the Company (which may include the Distributors and the Calculation Agent) for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid are quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                            D X 360
   Money Market Yield =                 X 100
                         360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

PRIME RATE NOTES

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any), and pay interest on the dates, specified in such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth in H.15(519) for such date under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by two major money center banks in The City of New York selected by the Calculation Agent and approved by the Company (which may include the Calculation Agent) or if fewer than two such quotations are so provided by such banks, if any, and one or two substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent and approved by the Company to provide such rate or rates; provided, however, that if two banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

CD RATE NOTES

     Each CD Rate Note will bear interest at the interest rate (calculated with references to the CD Rate and the Spread and/or Spread Multiplier, if any), and pay interest on the dates, specified in such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the CD Rate for that CD Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent and approved by the Company (which may include the Distributors) for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000, provided, however, that if the dealers selected as aforesaid are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any), and pay interest on the dates, specified in such Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Rate Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Federal Funds Rate for that Federal Funds Rate Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates, as of 9:00 A.M., New York City time, on that Federal Funds Rate Interest Determination Date, for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent and approved by the Company (which may include the Distributors and the Calculation Agent); provided, however, that if the brokers selected as aforesaid are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

LIBOR NOTES

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and pay interest on the dates, specified in such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions: On each LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, which appears on Telerate Page 3750, as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If such rate does not so appear on Telerate Page 3750, the rate in respect of such LIBOR Interest Determination Date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by two major banks in the London interbank market selected by the Calculation Agent and approved by the Company (which may include the Distributors and the Calculation Agent) at approximately 11:00 A.M., London Time, on the LIBOR Interest Determination Date next preceding the relevant Interest Reset Date to prime banks in the London interbank market for a period of such Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent and approved by the Company (which may include the Distributors and the Calculation Agent), at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks for a period of such Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, if the banks selected as aforesaid are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such LIBOR Interest Determination Date.

TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any), and pay interest on the dates, specified in such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Rate Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing

Supplement as published in H.15(519) under the heading, "U.S. Government Securities/Treasury bills -- Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate on such Treasury Rate Interest Determination Date(expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such date, or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate shall be the rate as published in H.15(519) under the heading "U.S. Government Securities/Treasury bills -- Secondary Market". In the event that neither such rate is so published by 3:00 P.M., New York City time, on its Calculation Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent and approved by the Company (which may include the Distributors and the Calculation Agent), for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes of like tenor and having the same Issue Date will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interests in a Global Note representing Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a Global Note will only be evidenced by, and the transfer of such interests will only be effected through, records maintained by the Depositary. Ownership of beneficial interests in such a Global Note by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Note.

     The Company understands that upon the issuance of a Global Note representing Book-Entry Notes, and the deposit of such Global Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the soliciting Distributor or, to the extent that the Book-Entry Notes are offered and sold directly, by the Company.

     Payment of principal of and any premium and interest on Book-Entry Notes represented by any Global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and sole registered Holder of such Global Note. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to beneficial ownership interests or payments made on account of beneficial ownership interests in a Global Note for any acts or omissions of the Depositary, for any transactions between the Depositary and participants or beneficial owners or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest in respect of a Global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of such participants.

     No Global Note described above may be transferred except as a whole by the Depositary for such Global Note to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

     A Global Note representing Book-Entry Notes is exchangeable for Certificated Notes registered in the name of a Holder other than the Depositary only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note, or the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depositary is not appointed by the Company within 90 calendar days or (ii) the Company in its sole discretion instructs the Trustee that such Global Note shall be so exchangeable or (iii) an event shall have happened and be continuing which, after notice or lapse of time, or both, would be an Event of Default with respect to the Notes. Notes issued in exchange for a Global Note shall be registered in the name or names of such person or persons as the Company shall instruct the Trustee. It is expected that such instructions may be based upon directions from the Depositary which are received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Note.

     Except as provided above, owners of beneficial interests in such Global Note will not be entitled to receive delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company and the Distributors that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Distributors), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and premium and interest, if any, on the Notes will be made in U.S. dollars. The following provisions supplement the description of general terms and conditions of (a) Securities set forth under the heading "Description of Securities" in the accompanying Prospectus and (b) Notes set forth above under the heading "Description of Notes" in this Prospectus Supplement with respect to Foreign Currency Notes.

     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES OR NOTES INDEXED TO A FOREIGN CURRENCY THAT RESULT FROM SUCH NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES AND AS TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF A FOREIGN CURRENCY NOTE OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON A FOREIGN CURRENCY NOTE IN A SPECIFIED CURRENCY. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Unless otherwise indicated in the applicable Pricing Supplement, a Foreign Currency Note will not be sold in, or to a resident of, the country of the Specified Currency (as defined below) in which such Note is denominated.

     The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement.

     Specific information pertaining to the foreign currency or currency unit in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be described in the applicable Pricing Supplement.

FOREIGN CURRENCY RISKS

  Exchange Rates and Exchange Controls

     An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies, over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the U.S. dollar would result in a decrease in the U.S. dollar-equivalent yield of such Note, in the U.S. dollar-equivalent value of the principal repayable at the maturity of such Note and, generally, in the U.S. dollar-equivalent market value of such Note.

     Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Note's Maturity. Even if there are not exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at an Interest Payment Date or at the maturity of such Note due to other circumstances beyond the control of the Company.

  Judgments

     In the event an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time when the amount of the judgment is calculated and the time when the U.S. dollars are converted to the Specified Currency for payment of the judgment.

  Purchase

     Unless otherwise indicated in the applicable Pricing Supplement, purchasers are required to pay for a Foreign Currency Note in its Specified Currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. If requested on or prior to the third Business Day preceding the date of delivery of the Notes, or by such other day as determined by the Distributor who presented such offer to purchase Notes to the Company, such Distributor is prepared to arrange for the conversion of U.S. dollars into the Specified Currency to enable the purchasers to pay for the Notes. Each such conversion will be made by such Distributor on such terms and subject to such conditions, limitations and charges as such Distributor may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

  Payment of Principal and any Premium and Interest

     Unless otherwise indicated in the applicable Pricing Supplement, the Company is obligated to make payments of principal of and any premium and interest on each Foreign Currency Note in such Note's Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the political entity which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts paid by the Company will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent to U.S. dollars for payment to Holders. However, unless otherwise indicated in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

     Any U.S. dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (which may include the Exchange Rate Agent and any Distributor) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of the Foreign Currency Note by deductions from such payments.

     Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive any payment or all payments of or on such Note in the Specified Currency by transmitting a written request (by mail, hand delivery or facsimile transmission) for such payment to the Paying Agent on or prior to the Record Date or at least sixteen days prior to Maturity, as the case may be. Such election will remain in effect until revoked by written notice to the Paying Agent received on or prior to the relevant Record

Date or at least sixteen days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Principal of, and any premium and interest on, a Foreign Currency Note paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for payments in respect of Notes denominated in U.S. dollars. Interest on a Foreign Currency Note paid in the Specified Currency will be paid by check mailed to the registered address of the Holder entitled thereto. All checks payable in a Specified Currency will be drawn on a bank office located outside the United States. Payments of principal of and any premium and interest on Foreign Currency Notes paid in the Specified Currency at Maturity will be made in immediately available funds to an account with a bank located in the country of the Specified Currency, as shall have been designated at least sixteen days prior to Maturity by the Holder, provided that the Note is presented at the Paying Agent, in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.

  Payment Currency

     If a Specified Currency is not available for any payment with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes -- Exchange Rates and Exchange Controls".

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the principal United States Federal income tax consequences of ownership of Notes deals only with Notes held as capital assets by initial purchasers who purchase Notes at the issue price (as described under "Original Issue Discount -- General"), and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or United States Holders (as defined below) whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States Federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of ownership of Notes.

UNITED STATES HOLDERS

PAYMENTS OF INTEREST

     Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue
Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

     If an interest payment is denominated in a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

     General. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue
Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes".

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount will generally include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     A United States Holder of Discount Notes will be required to include any qualified stated interest payment in income in accordance with its method of accounting for United States federal income tax purposes. United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a

United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and
(y) the Note's adjusted issue price as of the beginning of the final accrual period.

     Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combinations of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the Holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount (as defined in the Code) and unstated interest, as adjusted by any amortizable bond premium or acquisition premium (each as defined in the Code).

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest that is compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percent of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal Funds Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States Federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-thru entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

NOTES PURCHASED AT A PREMIUM

     A United States Holder that purchases a Note for an amount in excess of its principal amount may, unless such Note is subject to the general rules governing contingent payment obligations, elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Notes", described in the next succeeding paragraph, attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

INDEXED NOTES

     The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes and the payments on which are determined by reference to any index, and other Notes that are subject to the general rules governing contingent payment obligations.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States Federal income tax on a net income basis in respect of income or gain from a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party). The discussion does not deal with persons subject to special rules, such as (i) a nonresident alien individual or foreign entity that is engaged in a trade or business in the United States if the interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, (ii) a nonresident alien individual that has lost its United States citizenship or that has ceased to be taxed as a resident alien, (iii) a corporation that is treated as a foreign or domestic personal holding company, (iv) a controlled foreign corporation, or (v) a passive foreign investment company.

     Under present United States Federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a United States Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a United States Alien Holder of a Note generally will not be subject to United States Federal income or withholding tax on any gain realized on the sale or exchange of a Note; and

          (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States Federal estate law as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently proposed Internal Revenue Service Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Proposed Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

BACKUP WITHHOLDING AND INFORMATION REPORTING

 United States Holders

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its Federal income tax returns.

 United States Alien Holders

     Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note; provided the certification described in clause (i)(c) under "United States Alien Holders" above is received, and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report on Internal Revenue Service Form 1042S payments of interest (including OID) on Notes. See the discussion above with respect to the rules under the Proposed Regulations.

     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                         PLAN OF DISTRIBUTION OF NOTES

     Under the terms of a Distribution Agreement dated January 22, 1997, the Notes may be offered on a continuing basis by the Company through the Distributors, each of which has agreed to use reasonable efforts to solicit offers to purchase the Notes. Unless otherwise agreed, the Company will pay each Distributor, acting as agent, a commission of from .125% to .750% of the principal amount of each Note, depending on its Stated Maturity, sold through such Distributor, provided that commissions for Notes having a Stated Maturity of 30 years or more from their dates of issue will be negotiated. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Distributor shall have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Company also may sell Notes to any Distributor, acting as principal, or to a group of underwriters named in the applicable Pricing Supplement for whom such Distributor will act as a representative, at a discount to be agreed upon at the time of sale (which may be the same as the commissions described above), for their own account or for resale to one or more investors at varying prices related to prevailing market prices at the time of such resale, as determined by such Distributor, or if so agreed, at a fixed public offering price set forth on the cover page of the applicable Pricing Supplement less the applicable concession, expressed as a percentage of the principal amount of the Notes. In addition, the Distributors may offer the Notes they have purchased as principal to other dealers. The Distributors may sell Notes to any dealer at a discount and, unless otherwise specified in an applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Distributor from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed. The Distributors are acting on a nonexclusive basis, and the Company has reserved the right (i) to sell Notes and other Securities in a firm commitment underwriting, (ii) to sell Notes directly to investors, (iii) to accept offers to purchase Notes solicited by a dealer other than the Distributors, (iv) to appoint additional Distributors, subject to the terms of the Distribution Agreement, and (v) to solicit other dealers to make offers to purchase Notes as agent or principal on such terms as may be agreed. Such other Distributors, if any, will be named in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes, other than Foreign Currency Notes, will be required to be made in funds immediately available in The City of New York. See "Special Provisions Relating to Foreign Currency Notes."

     The Distributors may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Distributors against certain liabilities, including civil liabilities under the Act, or contribute to payments which the Distributors may be required to make in respect thereof. The Company has agreed to reimburse the Distributors for certain expenses.

     In the ordinary course of their respective businesses, the Distributors and their affiliates have engaged or may in the future engage in other commercial banking and investment banking transactions with the Company and its affiliates.

                                 LEGAL OPINIONS

     The validity of the Notes will be passed upon for the Company by Joseph E. Geoghan, a director and Vice President, General Counsel and Secretary of the Company or by Phyllis Savage, Chief Finance and Securities Counsel of the Company or by other counsel satisfactory to the Distributors, and for the Distributors by Davis Polk & Wardwell. The opinions of counsel for the Company and Davis Polk & Wardwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

                                    GLOSSARY

     Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus Supplement.

     "Business Day" means (a) with respect to any Note (unless otherwise provided in this definition), any day that in The City of New York is not a Saturday, Sunday or a day on which banking institutions are required to be closed and (b) with respect to LIBOR Notes only, any day described in clause (a) and on which dealings in deposits in U.S. dollars are transacted in London interbank market and (c) with respect to Foreign Currency Notes (other than such Notes denominated in European Currency Units ("ECUs")) only, any day described in clause (a) and that in the principal financial center of the country of the Specified Currency is not a day on which banking institutions are required to be closed and (d) with respect to Foreign Currency Notes denominated in ECUs only, any day described in clause (a) and that is generally regarded in the ECU interbank market as a day on which payments in ECU are made.

     "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise provided in a Pricing Supplement, the Calculation Agent will be The Chase Manhattan Bank.

     "Calculation Date" means the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note, which is the applicable date set forth below, unless otherwise specified in the applicable Pricing Supplement.

          (a) Commercial Paper Rate -- The earlier of (i) the tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          (b) Prime Rate -- The earlier of (i) the tenth day after the related Prime Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          (c) CD Rate -- The earlier of (i) the tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          (d) Federal Funds Rate -- The earlier of (i) the tenth day after the related Federal Funds Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

          (e) LIBOR -- The LIBOR Interest Determination Date.

          (f) Treasury Rate -- The earlier of (i) the tenth day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; and (ii) the Business Day next preceding the relevant Interest Payment Date or date of Stated Maturity, as the case may be.

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York.

     "Exchange Rate Agent" means the agent appointed by the Company to convert principal and any premium and interest payments in respect of Foreign Currency Notes into U.S. dollars. Unless otherwise provided in a Pricing Supplement, the Exchange Rate Agent will be The Chase Manhattan Bank.

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable Pricing Supplement.

     "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its Interest Accrual Date (or that of a predecessor Note) to but excluding the first Interest Reset Date, as indicated in the applicable Pricing Supplement.

     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date. See the fourth paragraph under the heading "Description of Notes -- Floating Rate Notes" for the Interest Determination Dates for Floating Rate Notes. The Interest Determination Dates for any Floating Rate Note will also be indicated in the applicable Pricing Supplement.

     "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. See "Description of Notes -- Floating Rate Notes" for the applicable Interest Reset Dates for such Notes. The Interest Reset Dates with respect to any Floating Rate Note will also be set forth in the applicable Pricing Supplement.

     "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by (or if not so certified as otherwise determined by) the Federal Reserve Bank of New York.

     "Maturity" means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1"on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     "Specified Currency" means the currency or currency unit in which a particular Note is denominated as specified in the applicable Pricing Supplement.

     "Spread" means the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "'Spread Multiplier" means the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace that page for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

PROSPECTUS

                           UNION CARBIDE CORPORATION
                                DEBT SECURITIES

                            ------------------------

     Union Carbide Corporation ("Company") may offer from time to time up to an aggregate initial offering price not to exceed $500,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies) of its senior unsecured debt securities ("Debt Securities" or "Securities") in one or more series in amounts, at prices and upon terms to be determined in light of market conditions at the time of sale. The Securities may be sold directly by the Company, through agents designated from time to time, or to or through underwriters or dealers (see "Plan of Distribution").

     The specific aggregate principal amount, maturity, rate and time of payment of interest, any redemption provisions, initial public offering price, proceeds to the Company, and any other specific terms in connection with the offering and sale of a series of Securities, including the names of the underwriters or agents, if any, and the terms of such offering, are set forth in the Prospectus Supplement accompanying this Prospectus.

     The Securities may be issued in registered form without coupons, in bearer form with coupons, in uncertificated form or in any combination thereof. Subject to certain exceptions, securities in bearer form may not be offered, sold or delivered in the United States or to United States persons.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is December 11, 1996

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 1-1463) are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1995; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, and September 30, 1996; (3) Current Reports on Form 8-K dated October 2, and December 10, 1996; and (4) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Union Carbide Corporation, Investor Relations Department, 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, telephone (203) 794-6445.

                                  THE COMPANY

     Union Carbide Corporation is a worldwide chemicals and polymers company with two business segments, Specialties & Intermediates and Basic Chemicals & Polymers. Specialties & Intermediates converts basic and intermediate chemicals into a diverse portfolio of chemicals and polymers serving industrial customers in many markets. This segment also provides technology services, including licensing, to the oil and gas and petrochemicals industries. The Basic Chemicals & Polymers segment converts hydrocarbon feedstocks, principally liquefied petroleum gas and naphtha, into polyethylene, polypropylene and ethylene oxide/glycol for sale to third-party customers, as well as propylene, ethylene and ethylene oxide for consumption by the Specialties & Intermediates segment.

     The Company was incorporated in 1917 under the laws of the State of New York. The principal executive offices of the Company are located at 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, telephone (203) 794-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities to retire outstanding debt, to repurchase outstanding shares of the Company's common stock and otherwise for general corporate purposes. Information concerning the interest rates and maturities of the Company's outstanding debt is set forth in the notes to the financial statements of the Company incorporated by reference herein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                                   NINE MONTHS
                                                      ENDED               YEAR ENDED DECEMBER 31,
                                                  SEPTEMBER 30,     ------------------------------------
                                                      1996          1995    1994    1993    1992    1991
                                                  -------------     ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(a)...........       5.0          8.0     4.9     2.9     1.7      (b)

---------------

(a) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income of consolidated companies from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity and the registrant's share of pre-tax income of 50%-owned companies carried at equity, less net capitalized interest and preferred stock dividend requirements of consolidated subsidiaries. Fixed charges comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an interest factor, preferred stock dividend requirements of consolidated subsidiaries and the registrant's share of fixed charges of 50%-owned companies carried at equity. On June 30, 1992, the Company completed the spin-off of its industrial gas business. The industrial gas business was treated as a discontinued operation in calculating the ratio of earnings to fixed charges of the Company for 1992 and 1991. Accordingly, the components of the ratio do not reflect amounts attributable to the industrial gas business. The Company has a 45 percent equity investment in Equate Petrochemical Company, a joint venture for development of a world-scale petrochemical complex in Kuwait, whose planned start-up date is July 1997. During the first nine months of 1996, the Company severally guaranteed up to $225 million of Equate's interim debt and 45 percent of Equate's long-term debt and working capital financing needs. Fixed charges associated with guarantees of outstanding borrowings totaled $9 million for the nine months ended September 30, 1996 and have been included, along with the Company's equity in Equate's pre-tax loss for the nine month period, in the calculation of the ratio of earnings to fixed charges.

(b) In 1991, the Company's operating results included a special charge of $209 million ($160 million after-tax). As a result, earnings were insufficient to cover historical fixed charges by $169 million. Excluding the effect of the special charge, earnings would have been sufficient to cover fixed charges by $40 million.

                           DESCRIPTION OF SECURITIES

     The Securities will be issued in one or more series under an indenture or indentures ("Indenture") between the Company and one or more trustees ("Trustee"). The following summaries of certain provisions of the Indenture are qualified in their entirety by express reference to the Indenture which is incorporated herein by reference.

GENERAL

     The Indenture does not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

     Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable;
(4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company;
(9) the terms of any redemption at the option of holders; (10) whether such Securities are to be issuable as registered Securities, bearer Securities, or both, and whether and upon what terms upon which any registered Securities may be exchanged for bearer Securities and vice versa; (11) whether such Securities are to be represented in whole or in part by a Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security; (12) any tax indemnity provisions; (13) if the Securities provide that payments of principal or interest may be made in a currency other than that in which Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (15) whether and upon what terms Securities may be defeased;
(16) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (17) provisions for electronic issuance of Securities or for Securities in uncertificated form; and (18) any additional provisions or other terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Securities.

     Securities of any series may be issued as registered Securities, bearer Securities or uncertificated Securities, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Securities will be issued in denominations of $5,000 and whole multiples thereof. The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Unless otherwise indicated in the Prospectus Supplement relating to a series, the terms of the depositary arrangement with respect to any Securities of a series specified in the Prospectus Supplement as being represented by global Securities will be as set forth below under "Global Securities."

     In connection with its original issuance, no bearer Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as "registration-required" obligations under United States law.

     For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source. Any special United States Federal income tax considerations applicable to bearer Securities will be described in the Prospectus Supplement relating thereto.

     To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, principal and interest on bearer Securities will be payable only upon surrender of bearer Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

     Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Securities and the coupons related thereto will be transferable by delivery.

     Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount.

CERTAIN COVENANTS

     The Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Since secured debt ranks ahead of unsecured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Securities do not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

  Definitions.

     "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Securities under the Indenture. Such average shall be weighted by the principal amount of the Securities of each series or, in the case of Discounted Securities, the amount of principal that would be due as of the date of determination if payment of the Securities were accelerated on that date.

     Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

     "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding Debt due within 12 months) and (b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (9) of the "Limitation on Liens" covenant.

     "Debt" means any debt for borrowed money or any guarantee of such a debt.

     "Lien" means any mortgage, pledge, security interest or lien.

     "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

     "Principal Property" means any manufacturing facility located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries.

     "Restricted Property" means any Principal Property or any shares of stock of a Restricted Subsidiary, in each case now owned or hereafter acquired by the Company or a Restricted Subsidiary. "Restricted Property" includes manufacturing facilities of the Company at Taft, LA; Seadrift, TX; Texas City, TX; Institute, WV; and South Charleston, WV.

     "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

     "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

     "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

     "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

     "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary.

     "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt unless:

          (1) the Lien equally and ratably secures the Securities and the Debt. The Lien may equally and ratably secure the Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Securities;

          (2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Restricted Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

          (3) The Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

          (4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

          (5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

          (6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

          (7) the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

          (8) the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not Restricted Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

          (9) the Debt plus all other Debt secured by Liens on Restricted Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Indenture that would have been permitted by any of those clauses if the Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant must be included in the determination and treated as Debt secured by a Lien on Restricted Property not otherwise permitted by any of clauses (1) through (8).

     In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time. At September 30, 1996, Consolidated Net Tangible Assets were $5,236,000,000. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

     Limitation on Sale and Leaseback. The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

          (1) the lease has a term of three years or less;

          (2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

          (3) the Company or a Restricted Subsidiary under clauses (2) through
     (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

          (4) the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

          (5) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid, cancelled or defeased. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt that is retired at maturity or through mandatory redemption; Debt of the Company that is subordinated to the Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

     In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

SUCCESSOR OBLIGOR

     The Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Securities and any coupons; (3) immediately after the transaction no Default (as defined) exists; and (4) if, as a result of the transaction, a Restricted Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant, the Company or such person secures the Securities equally and ratably with or prior to all obligations secured by the Lien.

     The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Securities and any coupons shall terminate.

EXCHANGE OF SECURITIES

     Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

     To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

DEFAULTS AND REMEDIES

     An "Event of Default" with respect to a series of Securities will occur if:

          (1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 10 days;

          (2) the Company defaults in the payment of the principal of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

          (3) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (4) the Company pursuant to or within the meaning of any Bankruptcy
     Law:

             (A) commences a voluntary case,

             (B) consents to the entry of an order for relief against it in an involuntary case,

             (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

             (D) makes a general assignment for the benefit of its creditors;

          (5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (A) is for relief against the Company in an involuntary case,

             (B) appoints a Custodian for the Company or for all or
                 substantially all of its property, or

             (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days; or

          (6) any other Event of Default provided for in the series occurs.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     A Default under clause (3) is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indenture does not have a cross-default provision. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an Event of Default.

AMENDMENTS AND WAIVERS

     Unless the bond resolution establishing the terms of a series otherwise provides, the Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: The Securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected voting as one class. As discussed above under "General," the Company has the right to issue an unlimited amount of Securities under the Indenture. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Securities of the series. However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Security, (3) change the fixed maturity of any Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Security is payable or (6) waive any default in payment of interest on or principal of a Security. Without the consent of any Securityholder, the Indenture, the Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Securities of a series may be defeased in accordance with their terms and, unless the bond resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants."

     To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

GLOBAL SECURITIES

     Global Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Securities of a series are to be issued as global Securities, one or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities.

     Ownership of beneficial interests in global Securities will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

     Unless otherwise indicated in a Prospectus Supplement, payment of principal of and any premium and interest on the book-entry Securities represented by a global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Securities represented thereby for all purposes under the Indenture. Neither the Company or the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any acts or omissions of the Depositary, for any records of the Depositary relating to beneficial ownership interests in any global Security or for any transactions between the Depositary and beneficial owners.

     Upon receipt of any payment of principal of or any premium or interest on a global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     Unless otherwise stated in a Prospectus Supplement, global Securities will not be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Securities will be exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the Company in its sole discretion determines that such global Securities shall be exchangeable for definitive Securities in registered form, or (iii) an Event of Default with respect to the series of Securities represented by such global Securities has occurred and is continuing. Any global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such global Security shall direct. Subject to the foregoing, the global Security is not exchangeable, except for a global Security of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary for global Securities of a series, or its nominee, is the registered owner of such global Securities, such Depositary or such nominee, as the case may be, will be considered the sole holder of Securities represented by such global Securities for the purposes of receiving payment on such global Securities, receiving notices and for all other purposes under the Indenture and such global Securities. Except as provided above, owners of beneficial interests in global Securities of a series will not be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in a global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in a Prospectus Supplement relating to Securities of a series to be issued as global Securities, the Depositary will be The Depository Trust Company ("DTC"). DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Securities), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

TRUSTEE

     The Trustee for a series of Securities will be named in the Prospectus Supplement for the series.

     The Company may remove the Trustee if certain events occur. The Company also may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs during the six-month period.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of the following ways: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents. The Prospectus Supplement with respect to the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Any underwriter or agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the "Act").

     If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement with respect to any Securities sold in this manner will set forth the name of any agent involved in the offer or sale of the Securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any Securities, the Company will sell the Securities to the dealers, as principal. Any dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

     It has not been determined whether any Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

     Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities will be passed upon for the Company by Joseph E. Geoghan, a director and Vice-President, General Counsel and Secretary of the Company or by Phyllis Savage, Chief Finance and Securities Counsel of the Company, or by other counsel selected by the Company, and for the agents, underwriters and dealers by Davis Polk & Wardwell, New York, NY, or by other counsel satisfactory to the relevent agents, underwriters or dealers. At September 30, 1996, Mr. Geoghan owned 28,390 shares of the Company's common stock and 3,334 shares of its ESOP Convertible Preferred Stock and Ms. Savage owned 2,693 shares of the Company's common stock and 1,794 shares of its ESOP Convertible Preferred Stock. At September 30, 1996, Mr. Geoghan held options to purchase 236,000 shares of the Company's common stock and Ms. Savage held options to purchase 24,900 shares of the Company's common stock.

                                    EXPERTS

     The Company's consolidated financial statements and schedules as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference herein have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to changes in accounting for postemployment benefits in 1993.

     The consolidated financial statements of UOP for each of the three years in the period ended December 31, 1993 incorporated in this Prospectus by reference to the Company's 1995 Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     NO DEALER, AGENT, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY DISTRIBUTOR. THIS PROSPECTUS, PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS, PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                       PAGE
                                      ------
                    Description of Notes..................    S-2
                    Special Provisions Relating to Foreign
                      Currency Notes......................   S-12
                    Certain United States Federal Income
                      Considerations......................   S-14
                    Plan of Distribution of Notes.........   S-21
                    Legal Opinions........................   S-22
                    Glossary..............................   S-23

                    PROSPECTUS
                    Available Information.................      2
                    Incorporation of Certain Documents by
                      Reference...........................      2
                    The Company...........................      3
                    Use of Proceeds.......................      3
                    Ratio of Earnings to Fixed Charges....      3
                    Description of Securities.............      4
                    Plan of Distribution..................     11
                    Legal Opinions........................     12
                    Experts...............................     12


                           UNION CARBIDE CORPORATION

                                U.S.$500,000,000

                               Medium-Term Notes

                             PROSPECTUS SUPPLEMENT

                           CREDIT SUISSE FIRST BOSTON
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                JANUARY 22, 1997